      EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") made as of this 11th day of May, 2009 by and between MedLink International, Inc., a Delaware corporation, having an office at 1 Roebling Court, Ronkonkoma NY 11779 (hereinafter referred to as "Employer") and Konrad Kim, an individual with a business address c/o the Company(hereinafter referred to as "Employee");

      W I T N E S S E T H:

WHEREAS, Employer desires to employ, Employee as Chief Technology Officer of Employer; and

WHEREAS, Employee is willing to be employed as the Chief Technology Financial Officer of Employer in the manner provided for herein, and to perform the duties of the Chief Technology Officer of Employer upon the terms and conditions herein set forth;

WHERAS, It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control.

WHEREAS, The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

WHERAS, The Board believes that it is imperative to provide Executive with certain severance benefits (“Severance Package”) which include twelve (12) months salary, at his then current yearly salary rate, all outstanding stock options not earned or exercised due to the Employee with options vesting immediately and exercisable on the date that is 3 months from the issuance date of the Options unless otherwise stipulated in writing.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

1. Employment of Chief Technology Officer of Employer.  Employer hereby employs Employee as Chief Financial Officer of Employer.

2. Term.

Subject to Section 9 and Section 10 below, the term of this Agreement shall be for a period of Sixty (60) months commencing on June 1, 2009 (the Term).  The Term of this Agreement shall be automatically extended for an additional (2) year period, unless either party notifies the other in writing at least ninety (120) days prior to the expiration of the then existing Term of its intention not to extend the Term.  During the Term, Employee shall devote substantially all of his business time and efforts to Employer and its subsidiaries and affiliates.

3. Duties.  The Employee shall perform those functions generally performed by persons of such title and position, shall attend all meetings of the stockholders and the Board (if invited to attend), shall perform any and all related duties and shall have any and all powers as may be prescribed by resolution of the Board, and shall be available to confer and consult with and advise the officers and directors of Employer at such times that may be required by Employer.  Employee shall report directly and solely to the Board.

4. Compensation.

a. (i) Employee shall be paid a base pay of $120,000 per year during the Term of this Agreement.  Employee shall be paid periodically in accordance with the policies of the Employer during the term of this Agreement, but not less than bi-monthly.  During the Term Employee shall be the second highest paid employee of the Company or any of its subsidiaries in terms of monetary compensation.  In the event another employee other than the Chief Executive Officer of Employer or any of its subsidiaries is paid a monetary compensation that is higher than Employee’s, Employee’s monetary compensation shall be adjusted to equal such employee’s monetary compensation plus an additional 4%.

(ii) Employee is eligible for an annual bonus, if any, which will be determined and paid in accordance with policies set from time to time by the compensation committee of the Board.

b. At the beginning of each 12 month period during the Term, Employer shall grant Employee 500,000 options (“Options”) to purchase shares of the Company’s common stock pursuant to the Company’s Stock Option Plan then in effect, at an exercise price per share equal to the Fair Market Value of the Company’s common stock.  The Options shall be exercisable for a period of seven (7) years from their date of issuance.  The Options shall vest and become exercisable on the date that is 12 months from the issuance date of the Options.

c. Employer shall include Employee in its health insurance program, payment of premiums in accordance with company policy.

d.  Employee shall receive an automobile allowance in the amount of $1000.00 per month.

e.  Employee shall have the right to participate in any other employee benefit plans established by Employer.

f. (i) In the event of a "Change of Control" whereby:

(A) A person (other than a person who is an officer or a Director of Employer on the effective date hereof), including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, after execution of this Agreement becomes, or obtains the right to become, the beneficial owner of Employer securities having 50% or more of the combined voting power of then outstanding securities of the Employer that may be cast for the election of directors of the Employer;

(B) At any time, a majority of the Board-nominated slate of candidates for the Board is not elected;

(C) Employer consummates a merger in which it is not the surviving entity;

(D) Substantially all Employer's assets are sold; or

(E) Employer's stockholders approve the dissolution or liquidation of Employer; then

            (ii)   All stock options and warrants ("Rights") granted by Employer to Employee under any plan or otherwise prior to the effective date of the Change of Control, shall become vested, accelerate and become immediately exercisable with the employee option of cashless exercise; any time within twelve months after the effective date of the change of control, adjusted for any stock splits and capital reorganizations having a similar effect, subsequent to the effective date hereof. In the event Employee owns or is entitled to receive any unregistered securities of Employer, then Employer shall use its best efforts to effect the registration of all such securities as soon as practicable, but no later than 120 days after the Change of Control; provided, however, that such period may be extended or delayed by Employer for one period of up to 60 days if, upon the advice of counsel at the time such registration is required to be filed, or at the time Employer is required to exercise its best efforts to cause such registration statement to become effective, such delay is advisable and in the best interests of Employer because of the existence of non-public material information, or to allow Employer to complete any pending audit of its financial statements.

5.  Expenses.  Employee shall be reimbursed for all of his actual out-of-pocket expenses incurred in the performance of his duties hereunder, provided such expenses are acceptable to Employer, which approval shall not be unreasonably withheld, for business related travel and entertainment expenses, and that Employee shall submit to Employer detailed receipts, according to IRS guidelines, with respect thereto.

6. Vacation. Employee shall be entitled to receive four (4) weeks paid vacation time during each year of employment with dates agreed upon by Employer. Vacation time may not be accrued beyond the end of the calendar year. In the event of separation of employment, for any reason, vacation time accrued and not used, in that calendar year, shall be paid at the salary rate of Employee in effect at the time of employment separation.

7. Secrecy.  At no time shall Employee disclose to anyone any confidential or secret information (not already constituting information available to the public) concerning (a) internal affairs or proprietary business operations of Employer or (b) any trade secrets, new product developments, patents, programs or programming, especially unique processes or methods.

8.  Covenant Not to Compete.

(a) Subject to, and limited by, Section 10(b), Employee will not, at any time, during the term of this Agreement, and for one (1) year thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business (as identified herein) of Employer as such business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, inventor, producer, director, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Employee, her spouse or her children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business and further provided that said competitive enterprise or business is a publicly held entity whose stock is listed and traded on a national stock exchange or through the NASDAQ Stock Market.  As used in this Agreement, the business of Employer shall be deemed to include the development and marketing of Healthcare IT systems.

(b) For a period one year from the date of termination of this agreement Employee shall not contact or solicit any of the Companies customers, employees or suppliers.

(c) During the entire time of employment, any outside consulting (paid or unpaid), employment, business venture or compensated activities must receive the written approval of the compensation committee, established by the board of directors, or any other committee of the board of directors serving such function.

9.  Termination.

  Termination by Employer

(i) Employer may terminate this Agreement upon written notice for Cause.  For purposes hereof, "Cause" shall mean (A) Employee's misconduct as could reasonably be expected to have a material adverse effect on the business and affairs of Employer, (B) the Employee's disregard of lawful instructions of Employers Board of Directors consistent with Employee's position relating to the business of Employer or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of Employer,(C) engaging by the Employee in conduct that constitutes activity in competition with Employer, including any unapproved activities identified in section 8(c) of this agreement; and/or (D) the conviction of Employee for the commission of a felony.  Notwithstanding anything to the contrary in this Section 9(a)(i), Employer may not terminate Employee's employment under this Agreement for Cause unless Employee shall have first received notice from the Board advising Employee of the specific acts or omissions alleged to constitute Cause, and such acts or omissions continue after Employee shall have had a reasonable opportunity (at least 10 days from the date Employee receives the notice from the Board) to correct the acts or omissions so complained of.  In no event shall alleged incompetence of Employee in the performance of Employee's duties be deemed grounds for termination for Cause.

(ii) If Employer shall terminate this Agreement under Section 9(a)(i), Employee shall be entitled to receive the greater of: (a) the remaining salary due to Employee under this Agreement, or (b) twelve (12) months salary, at his then current yearly salary rate, all outstanding stock options not earned or exercised due to the Employee with options vesting immediately and exercisable on the date that is 3 months from the issuance date of the Options(the “Severance Payment”), and Employer shall pay 100% of the C.O.B.R.A. premiums for twelve (12) months after such termination.

(iii) This agreement automatically shall terminate upon the death of Employee, except that Employee's estate shall be entitled to receive any amount accrued under Section 4(a).

b. Termination by Employee

(i) Employee shall have the right to terminate his employment under this Agreement upon 30 days' notice to Employer given within 90 days following the occurrence of any of the following events (A) through (F) or within three years following the occurrence of event (G):

(A) Employee is not appointed or retained as Chief Financial Officer (or a substantially similar position).

(B) Employer acts to materially reduce Employee's duties and responsibilities hereunder.  Employee's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Employer is (or substantially all of its assets are) sold to, or is combined with, another entity, provided that Employee shall continue to have the same duties and responsibilities with respect to Employer's business, and Employee shall report directly to the board of directors of the entity (or individual) that acquires Employer or its assets.

(C) Employer acts to change the geographic location of the performance of Employee's duties from the Suffolk County of New York area.

(D) A Material Reduction (as hereinafter defined) in Employee's rate of base compensation, or Employee's other benefits.  "Material Reduction" shall mean a ten percent (10%) differential;

(E) A failure by Employer to obtain the assumption of this Agreement by any successor;

(F) A material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer;

(G) A Change of Control.

(ii)  Anything herein to the contrary notwithstanding, Employee may terminate this Agreement upon thirty (30) days written notice to Employer.

(iii)  If Employee shall terminate this Agreement under Section 9(b)(i), Employee shall be entitled to receive the greater of: (a) the remaining salary due to Employee under this Agreement, or (b) twelve (12) months salary, at his then current yearly salary rate, all outstanding stock options not earned or exercised due to the Employee with options vesting immediately and exercisable on the date that is 3 months from the issuance date of the Options(the “Severance Payment”), and Employer shall pay 100% of the C.O.B.R.A. premiums for twelve (12) months after such termination. Other than the Severance Payment and the payment of C.O.B.R.A. premiums described in this section 9(b)(iii), Employer shall have no further obligation to compensate Employee pursuant to Section 4 above.

c. Termination by Board of Directors actions due to economic hardship of the Employer.

(i) In the event the Employer, under direction from its board of directors due to financial distress, is required to take actions that may effect any or all of the Section 9(b)(i) events (A) through (F)

(ii)  Within thirty (30) days of such board action, Employee may voluntarily terminate this Agreement with written notice to Employer.

(iii)  If Employee shall terminate this Agreement under Section 9(c)(ii), Employee shall be entitled to “Severance Payment” and Employer shall pay 100% of the C.O.B.R.A. premiums for twelve (12) months after such termination. Other than the payments set forth in this section 9(c)(iii) and the payment of C.O.B.R.A. premiums described in this section 9(c)(iii), Employer shall have no further obligation to compensate Employee pursuant to Section(s) 4 or 9(b)above.  If Employee shall terminate this Agreement pursuant to Section 9(c)(ii), Employee shall not be entitled to the Severance Payment or any additional compensation as provided in Section 4 or 9(b)above.

10. Consequences of Breach by Employer;

Employment Termination

a.  If the Employer shall terminate Employee's employment under this Agreement in any way that is a breach of this Agreement by Employer, the following shall apply:

(i) Employee shall be entitled to receive the “Severance Payment”, and Employer shall pay 100% of the C.O.B.R.A. premiums for twelve (12) months after such termination. Other than the Severance Payment and the payment of C.O.B.R.A. premiums described, Employer shall have no further obligation to compensate Employee pursuant to Section(s) 4 or 9 above; and

(ii) Employee shall be entitled to payment of any previously declared bonus as provided in Section 4(a) above.

b. In the event of termination of Employee's employment pursuant to Section 9(b)(i) of this Agreement, Sections 8(a) and 8(b) shall apply to Employee for the number of months remaining under this Agreement at the time of termination plus a period of six (6) months thereafter.

11. Remedies

Employer recognizes that because of Employee's special talents, stature and opportunities in the Healthcare industry, and because of the nature of and compensation practices of said industry and the material impact that individual projects can have on the Company's results of operations, in the event of termination by Employer hereunder (except under Section 9(a)(i) or (ii), or in the event of termination by Employee under Section 9(b)(i) before the end of the agreed term), the Employer acknowledges and agrees that the provisions of this Agreement regarding further payments of base salary, bonuses and the exercisability of Rights constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts' Employee might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

12. Excise Tax. In the event that any payment or benefit received or to be received by Employee in connection with a termination of his employment with Employer would constitute a "parachute payment" within the meaning of Code Section 280G or any similar or successor provision to 280G and/or would be subject to any excise tax imposed by Code Section 4999 or any similar or successor provision then Employer shall assume all liability for the payment of any such tax and Employer shall immediately reimburse Employee on a "grossed-up" basis for any income taxes attributable to Employee by reason of such Employer payment and reimbursements.

13. Attorneys' Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

14. Entire Agreement; Survival.  This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between Employer and Employee with respect to Employee's employment by Employer. The unenforceability of any provision of this Agreement shall not effect the enforceability of any other provision.  This Agreement may not be amended except by an agreement in writing signed by the Employee and the Employer, or any waiver, change, discharge or modification as sought.  Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

b. The provisions of Sections 4, 7, 8, 9(a)(ii), 9(b)(iii), 10, 11, 12, 14, 16, 17 and 18 shall survive the termination of this Agreement.

15. Assignment.  This Agreement shall not be assigned to other parties.

16.  Governing Law.  This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof.

17. Notices.  All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

a. delivered by hand;

b. sent be telex or telefax, (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested; or

c.  received by the addressee as sent be express delivery service (receipt requested) in each case to the appropriate addresses, telex numbers and telefax numbers as the party may designate to itself by notice to the other parties:

(i) if to the Employer:

                              MedLink International, Inc.

                              1 Roebling Court

                              Ronkonkoma, NY 11779

                              Telefax: (631) 342-8819

                              Telephone:(631)-342-8800

(ii) if to the Employee:

                              1 Roebling Court

                              Ronkonkoma, NY 11779

                              Telefax: (631) 342-8819

                              Telephone:(631)-342-8800

18. Severability of Agreement.  Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

Employee

Signature: /s/ Konrad Kim

Printed Name: Konrad Kim

Date:

MEDLINK INTERNATIONAL, INC.

By: /s/ Ray Vuono

Name: Ray Vuono

Title: Chief Executive Officer

Date: